Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Summer Infant, Inc. and its subsidiaries of our report dated March 11, 2014, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Summer Infant, Inc. and its subsidiaries for the year ended December 31, 2013.

/s/ McGladrey LLP
McGladrey LLP
Boston, MA
August 22, 2014